September 25, 1995





Arthur S. Loring, Esquire
General Counsel
Fidelity Management & Research Co.
82 Devonshire Street
Boston, Massachusetts  02109

Re:Fidelity Union Street Trust II

Dear Mr. Loring:

We have acted as special Delaware counsel to Fidelity Union Street Trust II, a Delaware business trust (the "Trust"), in connection with certain matters relating to the organization of the Trust and the issuance of Shares therein. Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated June 20, 1991 (the "Governing Instrument").

In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust dated as of June 20, 1991 and filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on July 9, 1991 (the "Certificate"); the Governing Instrument; the Bylaws of the Trust; minutes of a meeting of the Board of Trustees of the Trust, dated June 20, 1991; a Certificate of Secretary of the Trust certifying as to the acceptance by certain persons of their positions as trustees of the Trust; the Trust's Notification of Registration Filed Pursuant to Section 8(a) of the Investment Company Act of 1940 on
Form N-8A as filed with the Securities and Exchange Commission on November 4, 1991; and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments, certificates and other documents, and of all documents contemplated by the Governing Instrument and applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Instrument, and compliance with the other terms, conditions and restrictions set forth in the Governing Instrument and all applicable resolutions of the Trustees in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or dissolution of the Trust under Section 11.04 or Section 11.05 of the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Act; and (vi) that each of the documents examined by us is in full force and effect and has not been modified, supple-mented or otherwise amended. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we have not reviewed and express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.The Trust is a duly organized and validly existing business trust in good standing under the laws of the State of Delaware.

2.The Shares, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

3.Under the Delaware Act and the terms of the Governing Instrument, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal liability as that extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware; provided, however, that we express no opinion with respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust. Neither the existence nor exercise of the voting rights granted to Shareholders under the Governing Instrument will, of itself, cause a Shareholder to be deemed a trustee of the Trust under the Delaware Act.



We understand that you wish to rely as to matters of Delaware law on the opinion set forth above in connection with the rendering by you of an opinion to be used as an exhibit to a Rule 24f-2 filing to be made by the Trust with the Commission, and we hereby consent to such reliance. Except as provided in the foregoing sentence, the opinion set forth above is expressed solely for the benefit of the addressee hereof and may not be relied upon by any other person or entity for any purpose without our prior written consent.


Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL





FMR Corp.
82 Devonshire Street
Boston MA  02109-3614
617 563 7000


September 28, 1995

Mr. John Costello, Assistant Treasurer
Fidelity Union Street Trust II (the trust)
Fidelity Daily Income Trust (the fund)
82 Devonshire Street
Boston, Massachusetts  02109

Dear Mr. Costello:

Fidelity Union Street II is a Delaware business trust created under a written Trust Instrument dated June 20, 1991.
I am of the opinion that all legal requirements have been complied with in the creation of the trust and that said trust is a duly authorized and validly existing business trust under the laws of the State of Delaware. In this regard, I have relied on the opinion of Delaware counsel, Morris, Nichols, Arsht & Tunnell, contained in a letter dated September 25, 1995, with respect to matters of Delaware law.
I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.
Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Trust Instrument.
Under Article II, Section 2.01, of the Trust Instrument, the beneficial interest in the trust shall be divided into such transferable Shares of one or more separate and distinct Series or classes of a Series as the trustees shall from time to time create and establish.
The number of Shares of each Series, and class thereof, authorized thereunder is unlimited and each Share shall be without par value and shall be fully paid and nonassessable.
Under Article II, Section 2.06, the trust shall consist of one or more Series and the trustees of each Series shall have full power and authority, in their sole discretion, and without obtaining any prior authorization or vote of the Shareholders of any Series of the trust to establish and designate (and to change in any manner) any such Series of Shares with such preferences, voting powers, rights and privileges as the trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares of any Series, and to take such other action with respect to the Shares as the trustees may deem desirable.
Under Article II, Section 2.07, the trustees are empowered to accept investments in the trust in cash or securities from such persons and on such terms as they may from time to time authorize.
Such investments in the trust shall be credited to each Shareholder's account in the form of full Shares at the Net Asset Value per Share next determined after the investment is received; provided, however, that the trustees may, in their sole discretion, fix the initial Net Asset Value per share of the initial capital contribution, impose a sales charge upon investments in the trust in such manner and at such time as determined by the trustees, or issue fractional shares.
By a vote adopted on June 20, 1991, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of these funds in accordance with the terms included in the then current Registration Statement and subject to the limitations of the Trust Instrument and any amendments thereto.
I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the trust has registered an indefinite amount of shares of beneficial interest under the Securities Act of 1933. I futher understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 9,837,803,506 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended August 31, 1995.
I am of the opinion that all necessary trust action precedent to the issue of Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and nonassessable under Delaware law, subject to the possibility that a court might not apply such law as described in the fund's Statement of Additional Information under the heading "Shareholder and Trustee Liability". In rendering this opinion, I rely on the representation by the trust that it or its agents received consideration for the Shares in accordance with the Trust
Instrument and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said commission.

Very truly yours,



Arthur S. Loring
Vice President - Legal
/s/ArthurS.Loring